AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 25th day of February, 2025 (the “Effective Date”), by and between Flooring Liquidators, Inc., a California corporation (“Employer”), and Steve J. Kellogg, an individual resident of the State of California (“Kellogg” or “Employee” and, together with Employer, the “Parties”).
WHEREAS, the Parties are parties to that certain Employment Agreement, dated as of January 18, 2023 (the “Original Agreement”), as amended by that certain Amendment to Employment Agreement, dated December 28, 2023 (the “Amendment”), by and between the Parties, pursuant to which Employer has employed, engaged and hired Employee as its Chief Executive Officer, and as further amended by that certain Memorandum of Understanding, dated February 25, 2025 (the “MOU”), by and among Employer, Flooring Affiliated Holdings, LLC, Live Ventures Incorporated, Kellogg, and the trusts named therein;
WHEREAS, the Parties desire to enter into this Agreement to amend and restate the Original Agreement, as amended by the Amendment and MOU and otherwise amended prior to the Effective Date, in its entirety in accordance with the terms thereof;
WHEREAS, reference is made to (a) that certain Securities Purchase Agreement, dated January 18, 2023 (the “Purchase Agreement”), by and among Flooring Affiliated Holdings, LLC, a Delaware limited liability company (the “Buyer”), Kellogg, in his capacity as the Seller Representative and in his capacity as an equityholder of the Acquired Companies (as such terms are defined in the Purchase Agreement), the other equityholders of the Acquired Companies as listed therein, and solely for purposes of Section 3.4 thereof, Live Ventures Incorporated, a Nevada corporation (“Parent”), pursuant to which Buyer purchased all of the issued and outstanding equity interests of the Acquired Companies, including Employer, and (b) that certain Notice of Approved Activities, dated as of the Effective Date (the “Notice of Approved Activities”), from Buyer to Employee; and
WHEREAS, reference is made to that certain Subordinated Promissory Note, dated January 18, 2023 (the “Original Note”), made by Buyer and, solely for purposes of Section 14 thereof, Parent, in favor of the Kellogg Trusts (as defined therein), as amended by that certain Amendment to Subordinated Promissory Note, dated December 28, 2023, by and among Buyer and the Kellogg Trusts, and by that certain Second Amendment to Subordinated Promissory Note, dated as of Effective Date, by and among Buyer and the Kellogg Trusts (the Original Note, as so amended and as further amended from time to time in accordance with the terms thereof then in effect, the “Note”).
NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Employment and Duties.
(a)Title; Reporting; Location. Employee will have the title “Founder and Vice President” and shall report directly to the Chief Executive Officer of Employer (the “CEO”). During the Term (as defined below), Employee is expected to work a minimum of two days per week, such work to be performed at an Employer location of Employee’s choosing (it being understood that Employee may elect to work for more than two days per week for Employer, for no additional compensation), and shall faithfully and using commercially reasonable efforts perform Employee’s employment duties pursuant to the terms hereof. Employee may work remotely from time-to-time so long as Employee can reasonably perform his employment duties while working remotely.
(b)Duties. Employee’s principal duties shall include: (i) sourcing domestic and imported products; (ii) team and brand development in stores and at trade shows; (iii) assisting with location selection for new and existing stores; (iv) display and sample consulting/development; (v) general business advising and consulting; and (vi) developing Employer’s branded shop-at-home model.
(c)Travel. Employee may be required to engage in reasonable travel on Employer business during the Term at Employer’s reasonable expense (using such class of transportation, lodging and dining as are used by other officers of Employer and subject to Section 3(f)).
(d)Employer Policies. Employee’s employment relationship with Employer shall also be subject to the personnel policies and procedures of Employer (“Employer Policies”) as they may be adopted, revised, or deleted from time to time in Employer’s discretion. Notwithstanding the foregoing, to the extent any terms of this Agreement differ from or conflict with the Employer Policies, this Agreement shall control.
2.Term. Subject to Section 4, Employee’s term of employment hereunder shall continue until the third (3rd) anniversary of the Effective Date (the period from the Effective Date (for purposes of this parenthetical only, as such term is defined in the Original Agreement) to such third anniversary, the “Initial Term”). Thereafter, Employee may extend the Term of this Agreement, upon the same terms and conditions, by written notice to Employer delivered not more than 120 days and not later than ninety (90) days prior to the termination of the Initial Term for a period commencing upon the termination of the Initial Term and continuing until the earlier to occur of (i) the fifth (5th) anniversary of the Effective Date, and (ii) the repayment in full of the Note. The period during which Employee is employed by Employer hereunder is referred to herein as the “Term.”
3.Compensation. For services rendered by Employee hereunder, Employee shall receive the following compensation:
(a)Salary. From the Effective Date until the termination of the Term, Employee shall be entitled to an annual base salary in the amount of Three Hundred Thousand Dollars ($300,000.00) (“Salary”), payable in equal installments on not less than a bi-weekly basis and consistent with Employer’s other standard payment practices.
(b)Bonus.
(i)Certain Definitions. For purposes of this Section 3(b), the following terms shall have the respective definitions ascribed to them below:

(A)“Adjusted EBITDA” means, with respect to any Fiscal Year, the EBITDA of Buyer for such Fiscal Year exclusive of any proceeds in such Fiscal Year from the EBS Sale, if any.
(B)“Bonus Period” means the six consecutive Fiscal Years commencing January 1, 2025 and ending December 31, 2030.
(C)“EBITDA Target” means (I) for any Fiscal Year prior to the occurrence of the EBS Sale, if any, $10 million; (II) for the Fiscal Year, if any, in which the EBS Sale occurs, the sum of (x) the product of $10.0 million times the quotient of the number of days elapsed prior to and including the closing date of such EBS Sale in such Fiscal Year divided by the total number of days in such Fiscal Year plus (y) the product of $7.5 million times the quotient of the number of days remaining after the closing date of such EBS Sale in such Fiscal Year divided by the total number of days in such Fiscal Year, or (III) for any Fiscal Year after the occurrence of the EBS Sale, if any, $7.5 million.
(D)“EBS” means Elite Builder Services, Inc., a California corporation.
(E)“EBS Sale” means (I) any sale, license or transfer by EBS of all or substantially all of its assets on a consolidated basis in a single transaction or a series of related transactions to an independent third party (or group of affiliated or associated independent third parties); (II) any acquisition by any independent third party (or group of affiliated or associated independent third parties) of beneficial ownership of a majority of the total voting power or economic interests, by value, of EBS, in either case, in a single transaction or a series of related transactions; or (III) any consolidation, merger or reorganization (whether in one or multiple transactions) of EBS that results in any independent third party (or group of affiliated or associated independent third parties) obtaining fifty percent (50%) or more of the outstanding voting power or economic interests, by value, of EBS (or its successor if EBS is not the surviving entity); provided, that a transaction shall not constitute an “EBS Sale” if its principal purpose is to change the state of formation or incorporation of EBS, the entity form of EBS or to create one or more holding companies that will be owned, directly or indirectly, in substantially the same proportions by the shareholders of EBS immediately prior to such transaction, or any other transaction which has a similar purpose or effect.
(F)“Fiscal Year” means a fiscal year of Buyer.
(ii)Performance Bonus. Employee shall be entitled to receive a $5 million performance bonus (the “Performance Bonus”) if Buyer achieves an Adjusted EBITDA equal to or greater than the EBITDA Target in any three (3) Fiscal Years during the Bonus Period, whether such Fiscal Years occur consecutively or non-consecutively, provided that Employee remains employed by Employer at the end of the third Fiscal Year in which such EBITDA Target is achieved. For avoidance of doubt, if Buyer does not achieve the EBITDA Target in at least three (3) Fiscal Years during the Bonus Period, no bonus shall be payable to Employee.
(iii)The opportunity for Employee to be paid the performance bonus pursuant to this Section 3(b) does not grant Employee any right to continued employment with Employer, Buyer or any other individual or entity, and such employment is subject to termination in accordance with this Agreement to the same extent as if this opportunity had never been granted to Employee.
(c)Vacation. Employee shall not be entitled to any paid vacation days or sick leave except as required by applicable law.
(d)Benefits. Subject to the terms of the employee benefit plans, Employee shall be entitled to participate in any employee benefit plans, practices, and programs maintained by Employer, as in effect from time to time (collectively, “Benefit Plans”) and Employer may terminate Employee’s participation in any Benefit Plans in which Employee is participating on the Effective Date at any time upon written notice to Employee, subject to the terms of such Benefit Plan and applicable law. Employer reserves the right to amend or cancel any Benefit Plan in which Employee from time to time may participate at any time in its sole discretion, subject to the terms of such Benefit Plan and applicable law.
(e)Car Allowance. From the Effective Date until the termination of the Term, Employer shall provide Employee with a car allowance in the amount of One Thousand Dollars ($1,000.00) per month, pro-rated for any partial month.
(f)Business Expenses. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses incurred by Employee in accordance with Employer’s expense reimbursement policies and procedures, provided that such expenses were incurred (i) in connection with the performance of Employee’s duties hereunder (and not in relation to any other activities of Employee), and (ii) with the prior written approval of the CEO (such approval not to be unreasonably withheld).
(g)Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state and local taxes required to be withheld pursuant to any applicable law.
4.Termination of Employment. The Term and Employee’s employment hereunder shall automatically be terminated by Employee’s death and may be terminated by Employer for Cause (as defined below) or for Disability (as defined below), or by Employee at any time and for any reason or for no particular reason; provided that, except as otherwise provided herein, Employee shall be required to give Employer at least ninety (90) days advance written notice of Employee’s resignation from employment without Good Reason (as defined below); provided, further that Employer may accelerate the effectiveness of such resignation without converting such event into a termination by Employer without Cause and without any requirement to provide payment in lieu of notice. For avoidance of doubt, Employer may not terminate Employee’s employment without Cause. Upon termination of Employee’s employment, Employee shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from Employer or any of its affiliates.
(a)Expiration of the Term, Termination by Employer for Cause, or Termination by Employee Without Good Reason. Upon the expiration of the Term and Employee’s employment hereunder in accordance with Section 2, or the earlier termination of the Term and Employee’s employment hereunder by Employer for Cause or by Employee without Good Reason, Employee shall be entitled to receive the following sums (collectively, the “Accrued Amounts”): (i) any accrued but unpaid Salary and accrued but unused paid time off; (ii) if (and only if) Employee has, at such time, fully earned the Performance Bonus pursuant to Section 3(b)(ii), then the amount of the Performance Bonus, if any, not yet paid to Employee; (iii) reimbursement for unreimbursed business expenses properly incurred by Employee in accordance with Section 3(f); and (iv) such employee benefits, if any, to which Employee may be entitled under the Benefit Plans as of the date of Employee’s termination; provided that, in no event shall Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
(b)Termination by Employee for Good Reason. Upon the termination of the Term and Employee’s employment hereunder by Employee for Good Reason, Employee shall be entitled to receive the Accrued Amounts plus, subject to Employee’s compliance with Sections 5 through 10 and Employee’s timely execution and non-revocation of and compliance with a separation agreement and release of claims in a form provided by Employer, the following:
(i)an amount equal to Employee’s then-current Salary for a period of three (3) months beginning on the next regular payroll date after the separation agreement’s effective date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Employee during the period beginning on the date of Employee’s termination and ending on the first payment date if no delay had been imposed; and
(ii)if Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then Employer shall timely pay on behalf of Employee the monthly premiums for COBRA health benefit continuation coverage under the Employer’s group plans for active employees and their dependents until the earliest of: (A) the date which is three (3) months from the date of Employee’s termination; (B) the date Employee is no longer eligible to receive COBRA continuation coverage; and (C) the date on which Employee becomes eligible to receive substantially similar coverage from another employer.
(c)Death or Disability.
(i)The Term and Employee’s employment hereunder shall terminate automatically upon Employee’s death during the Term, and Employer may terminate the Term and Employee’s employment hereunder on account of Employee’s Disability.
(ii)If Employee’s employment is terminated on account of Employee’s death or Disability, then Employee (or Employee’s estate or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with Employee’s Disability shall be provided in a manner which is consistent with federal and state law.
(iii)For purposes of this Agreement, “Disability” shall mean Employee’s inability, due to physical or mental incapacity, to perform the essential functions of Employee’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or for one hundred twenty (120) consecutive days. Any question as to the existence of Employee’s Disability as to which Employee and Employer cannot agree shall be determined in writing by a Physician (as defined below). The determination of Disability made by a Physician in writing to Employer and Employee shall be final and conclusive for all purposes of this Agreement. “Physician” means qualified independent physician mutually acceptable to the Parties or, if the Parties cannot agree on such a physician within ten (10) days of written request by either Party, then a qualified independent physician mutually selected by two qualified independent physicians in good standing, one of whom to be designated by each Party in a written notice to the other Party, or, if either Party does not designate such a qualified independent physician to the other Party within fifteen (15) days of written request by the other Party, then the physician so designated by the Party which did make such a designation.
(d)Cause. For purposes of this Agreement, “Cause” shall mean: (i) Employee’s intentional failure or refusal to perform Employee’s duties (other than any such failure resulting from incapacity due to physical or mental illness), and such failure or refusal to perform has not been cured within five (5) business days after Employee’s receipt of written notice of such failure or refusal to perform; (ii) Employee’s failure to comply with any valid and legal directive of Employer that reasonably relates to Employee’s employment duties hereunder; (iii) Employee’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to Employer or its affiliates; (iv) Employee’s embezzlement, misappropriation, or fraud, whether or not related to Employee’s employment with Employer; (v) Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); (vi) Employee’s violation of Employer Policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or (vii) Employee’s material breach of any other obligation under this Agreement or any other written agreement between Employee and Employer. In the event of Cause arising under clauses (ii) through (vii) of the immediately preceding sentence, Employer may immediately terminate Employee’s employment, provided that, except for a failure, breach, or refusal which by its nature cannot reasonably be expected to be cured, Employee shall have ten (10) business days from the delivery of written notice by Employer within which to cure any acts constituting Cause.
(e)Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case without Employee’s prior written consent: (i) a material reduction in Employee’s Salary other than a general reduction in Salary that affects all similarly situated employees in substantially the same proportions; (ii) any material breach by Employer of any provision of this Agreement or any material provision of any other agreement between Employee and Employer, or (iii) a mandatory relocation of Employee’s employment to a location that is more than twenty-five (25) miles from Employee’s current location of employment. To terminate Employee’s employment for Good Reason, Employee must provide written notice to Employer of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the date Employee becomes aware of the circumstances providing grounds for termination and Employer shall have ten (10) business days from the date on which such notice is provided to cure such circumstances. If Employee does not terminate Employee’s employment for Good Reason within thirty (30) days after Employee first becomes aware of the applicable grounds, then Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.
(f)Resignation of All Other Positions. Upon termination of Employee’s employment hereunder for any reason, Employee agrees to resign from all positions that Employee holds as an officer, employee, or member of the board of directors or similar body of Employer or any of its affiliates.
5.Acknowledgments. Employee acknowledges the following:
(a)Employer’s services are highly specialized;
(b)the identity and particular needs of Employer’s customers are not generally known;
(c)Employer has a proprietary interest in its subsidiaries, affiliates, and its and their customer lists, intellectual property, marketing information, and all other similar material; and

(d)documents and other information regarding Employer’s software, patents, intellectual property, design, marketing methods, pricing and costs, as well as information pertaining to Employer’s (or its subsidiary’s or affiliate’s) customers, including identity, location, service requirements and charges to the customers, are highly confidential and constitute trade secrets.
6.Trade Secrets and Confidential Information.
(a)During the Term, Employee has had and may have access to, and became and may become familiar with, various trade secrets and confidential information belonging to Employer including the documents and information referred to in Section 5(d). Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by Employer. During the Term and at all times thereafter, regardless of whether termination is initiated by Employer or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Employer or persons expressly designated by Employer, unless Employee is compelled to disclose it by judicial process, applicable law or subpoena. While employed by Employer, Employee will use Employee’s best efforts to prevent unauthorized publication or disclosure of any of Employer’s confidential or proprietary information. Confidential information does not include (i) Developments independently developed by Employee under California Labor Code Sec. 2870; (ii) information that was known to the public prior to its disclosure to Employee; (iii) information that becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee; or (iv) information that Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides Employer with prior notice of the contemplated disclosure and cooperates with Employer at its expense in seeking a protective order or other appropriate protection of such information). Employee is free to discuss the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
(b)Except as otherwise provided herein, both during and after the Term, Employee will not make any representation or statement, whether written or oral, to any individual or entity, including to former, current and potential clients, vendors, business partners, employees, or competitors of Employer or any of Employer’s affiliates, which reflects any opinion, judgment, observation or representation that may defame, disparage, harm, or otherwise reflect negatively on Employer or its officers, directors, or employees.
(c)Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful or filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”); provided, however, that Employee waives his or her right to receive any monetary damages associated with any such charge, complaint, investigation or other action, with the exception of any award for information provided to the SEC. Nothing in this Agreement shall infringe, limit, or restrict any rights Employee has under applicable law, nor shall this Agreement prohibit Employee from reporting conduct to, providing truthful information to, including providing documents or other information, without notice to Employer, or participating in any investigation or proceeding conducted by any Government Agency or self-regulatory organization. Further, nothing prohibits Employee from reporting an event that Employee reasonably believes is a legal violation to a law- enforcement agency or responding to a lawfully issued subpoena.

(d)Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
7.Employer’s Records.
(a)Except as permitted by applicable law, Employee shall not remove from Employer’s office or work site any of Employer’s books, records, documents, customer lists, software codes, procedure manuals, correspondence or any copies of such documents, or any media or other types of records of any written, typed or printed material identifying or relating to the information described in this Agreement, together with any and all data involving advertising techniques, forms, correspondence or data in any way involving Employer’s techniques, material, programs, methods or contracts without Employer’s prior consent (collectively, the “Employer’s Records”), nor shall Employee make any copies of the Employer’s Records for use outside of Employer’s office or work site, except as specifically authorized in writing by Employer, except as necessary in connection with the performance of Employee’s duties under this Agreement.
(b)In the event Employer authorizes the removal of Employer’s Records from Employer’s office or work site, upon termination of the Term, Employee shall immediately turn over to Employer all of the Employer’s Records in the possession of Employee, and Employee shall not retain any of the Employer’s Records.
(c)Any customer accounts, information providers, information or ideas, procured, invented or developed by Employee during the Term that relate to Employer’s business or that are created using Employer assets, shall be the exclusive property and inure to the exclusive benefit of Employer and all customer accounts, information providers, information and ideas of Employer existing as of the Effective Date shall remain the exclusive property and inure to the exclusive benefit of Employer.
8.Prohibition and Copyright Infringement. Under no circumstances shall Employee remove any copyrighted material from Employer’s office or work site without Employer’s prior written consent, except as necessary in connection with the performance of Employee’s duties under the Agreement. In the event Employee requires any such copyrighted material to perform his duties and obligations hereunder, upon Employee’s request, Employer shall provide the same.
9.Work Made for Hire. Employee hereby agrees that all works, including software programs, databases, developments, designs, inventions, improvements, trade secrets, trademarks, copyrightable subject matter or proprietary information which Employee makes or conceives, either solely by Employee or jointly with others and either on or off Employer’s premises, relating to any actual or planned product, service or activity of Employer of which Employee has knowledge or suggested by or resulting from any work performed by Employee for Employer (a “Development”) shall be considered to be “work made for hire” under the U.S. Copyright Act, 17 U.S.C. Paragraph 101, et seq., and shall be owned exclusively by Employer. In the event that any such Development, or portion thereof, is not construed to be a work made for hire, Employee hereby assigns to Employer, and will in the future upon Employer’s request, confirm such assignment to Employer, of all right, title and interest in such Development or portion thereof. Employee agrees that he has no proprietary interests in any Developments or portion thereof, including any patent, copyright, trademark and trade secret rights. Employee agrees that he shall provide the necessary assistance to protect, enforce or perfect Employer’s rights and interests in such patents, copyrights and trademarks, and that Employee shall not register, file or obtain any patent, copyright or trademark relating to any of the Developments in his own name. EMPLOYEE UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF DEVELOPMENTS (AS DEFINED ABOVE) TO EMPLOYER DO NOT APPLY TO ANY DEVELOPMENT THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870, IF APPLICABLE, OR SIMILAR LAW(S). EMPLOYEE WILL ADVISE EMPLOYER PROMPTLY IN WRITING OF ANY INVENTIONS THAT EMPLOYEE BELIEVES MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 OR SIMILAR LAW(S) TO PERMIT A DETERMINATION OF OWNERSHIP BY EMPLOYER. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE. Section 2870 provides as follows:
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
This assignment shall not extend to Developments the assignment of which is prohibited by Labor Code Section 2870.
10.Restrictive Covenants. Employee agrees that, except for activities expressly approved in Section 2 of the Notice of Approved Activities (subject to any conditions to and restrictions upon such activities set forth in said Section 2):
(a)While Employee is employed and for a period of eighteen (18) months after termination of the Term, for any reason, regardless of whether the termination is initiated by Employer or Employee, Employee shall not, either directly or indirectly, either alone or in association with others, use Employer confidential information or trade secrets to solicit, divert, or take away the business of any clients, customers, or business partners of Employer which were served by Employee directly during the twelve (12)-month period prior to the termination or cessation of Employee’s employment with Employer.
(b)While Employee is employed with Employer and for eighteen (18) months after the termination of the Term, for any reason, regardless of whether the termination is initiated by Employer or Employee, Employee will not directly or indirectly, either alone or in association with others, (i) solicit, induce or attempt to induce, any employee or independent contractor of Employer to terminate his or her employment or other engagement with Employer, or (ii) except as expressly approved in Section 3 of the Notice of Approved Activities, hire, or recruit or attempt to hire, or engage or attempt to engage as an employee or independent contractor, any individual or entity who was employed or otherwise engaged by Employer at any time during the Term of Employee’s employment with Employer; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with Employer has been terminated for a period of six (6) months or longer.
(c)The periods of time referenced in each of Section 10(a) or (b) shall be tolled on a day-for-day basis for each day during which Employee violates the provisions of Section 10(a) or (b) in any respect, so that Employee is effectively restricted from engaging in the activities prohibited by Section 10(a) and (b) for the full stated time period.
(d)The Parties hereby agree that if the scope of enforceability of the restrictive covenant is in any way disputed at any time, then a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.
11.Remedies.
(a)Employee acknowledges that: (i) compliance with Sections 5 through 10 is necessary to protect Employer’s business, trade secrets, confidential information and goodwill; (ii) a breach of Sections 5 through 10 will irreparably and continually damage Employer; and (iii) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that in the event Employee breaches or threatens to breach any of the covenants contained in Sections 5 through 10, Employer shall be entitled to injunctive relief restraining Employee from the breach or threatened breach. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach available to Employer at law or in equity, including the recovery of damages from Employee or attorneys’ fees, where permitted by applicable law.
(b)The covenants of Employee under Sections 5 through 10 shall be construed as independent of any other provisions of this Agreement and the existence of any claim or cause of action of or by Employee against Employer, whether based upon the terms and provisions herein or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants of Employee made in this Agreement.
12.Section 409A.
(a)General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. If any provision of this Agreement, or any payment, distribution or other benefit provided to Employee pursuant to this Agreement, would fail to satisfy the requirements of Section 409A, then Employer agrees to reasonably cooperate with Employee to amend this Agreement or restructure such payment, distribution or other benefit such that this Agreement or payment, distribution or other benefit shall comply with Section 409A and so that Employee shall, to the extent possible, derive the value of such payment or benefit intended hereunder.
(b)Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Employee in connection with Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of Employee’s termination or, if earlier, on Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
13.Miscellaneous.
(a)Governing Law; Venue and Jurisdiction. This Agreement and any dispute or controversy related to this Agreement or the transactions contemplated hereby are to be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its principles of conflict of laws. Subject to Section 13(b), each Party hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of California located in Stanislaus County and the US federal court located in the Eastern District of California (collectively, the “California Courts”) with respect to any matter (i) to be submitted to a court pursuant to Section 13(b), or (ii) to which Section 13(b) is inapplicable. To the fullest extent permitted by law, each Party hereby irrevocably and unconditionally waives, and agrees not to assert, any objection which such Party may have to any California Court based upon lack of personal jurisdiction, improper venue or forum non conveniens.
(b)Arbitration. Any dispute, claim or controversy based upon, arising out of or relating to the this Agreement, or the breach, termination, enforcement, interpretation or validity thereof or hereof, including the determination of the scope or applicability of this Section 13(b) (each, a “Dispute”), shall be determined by binding arbitration in Los Angeles, California before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures or pursuant to JAMS’ Streamlined Arbitration Rules and Procedures; provided, that (i) any party or witness may appear remotely via video conference, (ii) the arbitrator shall have the power and authority to resolve any and all Disputes between the Parties, including any dispute regarding the arbitrability of any Dispute or issue, and (iii) the arbitrator’s decision shall be provided in writing and shall succinctly set forth the arbitrator’s findings of fact, conclusions of law, and remedy, if any. Judgment on the award may be entered in any California Court. This Section 13(b) shall not preclude any Party from seeking provisional remedies in aid of arbitration from a California Court.

(c)Prevailing Party. The prevailing Party in any Dispute shall be entitled to reasonable attorneys’ fees, costs, and disbursements to the maximum extent permitted by law, in addition to any other relief to which such Party may be entitled. For purposes of this Section 13(c), the prevailing Party shall be the party to the Dispute who is the net winner of the major issues therein, taking into account the claims pursued, the claims on which the pursuing Party prevailed, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party or parties thereto.
(d)Waiver of Rights. The failure to exercise any right or remedy contained within this Agreement or otherwise provided, or delay in exercising such right or remedy, shall not operate as a waiver. No waiver shall be deemed effective unless and until such waiver is reduced to writing and signed by the Party sought to be charged with such waiver. The waiver of any right or remedy shall not be deemed to be a waiver of any other right or remedy or any subsequent breach of the same or any other right or remedy.
(e)Survival. The terms and provisions contained in Sections 5 through 12 and in Section 13 shall survive the termination of the Term or this Agreement. In addition, the termination of the Term shall not affect any of the rights or obligations of either Party arising prior to, or at the time of, the termination of the Term.
(f)Severability. If any provision of this Agreement is adjudged by any court to be void or unenforceable, in whole or in part, then this adjudication shall not affect the validity of the remainder of the Agreement. Each provision of this Agreement is separable from every other provision and constitutes a separate and distinct covenant.
(g)Successors; Assignment. This Agreement will be binding upon Employee’s heirs, executors and administrators and will inure to the benefit of Employer and its successors and assigns. The obligations of Employee are personal and shall not be assigned by Employee. Employer may assign its rights and obligations under this Agreement, and Employee hereby consents to such assignment.
(h)Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (i) when delivered in person, (ii) when sent by electronic mail (upon confirmation of receipt, exclusive of any automated reply), (iii) one (1) business day after having been dispatched by a nationally recognized overnight courier service, or (iv) five (5) business days after being sent by Registered or Certified Mail, return receipt requested, postage prepaid; in each case, to the appropriate Party at the address or email address specified below:
If to Employer:
Attention: Chris Nichols and Wayne Ipsen
736 Mariposa Road
Modesto, California 95354
Email: CNichols@LiveVentures.com; WIpsen@LiveVentures.com
If to Employee:
At Employee’s last known residence and email address in Employer’s employment records

Any Party may change its address or email address for the purposes of this Section 13(h) by giving notice as provided in this Section 13(h).
(i)Complete Understanding. This Agreement, together with the Notice of Approved Activities, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties (including the Original Agreement and Section 5 of the MOU), with respect to the subject matter hereof. If any provision of any agreement, plan, program, policy, arrangement or other written document between, or relating to the employment relationship between, Employer and Employee conflicts with any provision of this Agreement, then the provision of this Agreement shall control and prevail.
(j)No Third-Party Beneficiaries. This Agreement is made solely for the benefit of the Parties and their respective permitted successors and assigns, and no other individual or entity shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.
(k)Modification. No alteration or modification of any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.
(l)Voluntary Execution. Each Party has executed this Agreement voluntarily, in the absence of coercion or duress, has been represented by counsel in the negotiation and delivery of this Agreement, and understands the terms hereof and intends to be legally bound by the same. The Parties have negotiated this Agreement at arms-length. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any of the Parties by virtue of the authorship of any of the provisions of this Agreement.
(m)Construction; Headings. For purposes of this Agreement, unless the context clearly requires otherwise, (i) the term “electronic transmission” means facsimile, email and any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, (ii) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (iii) the word “or” is not exclusive; (iv) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole and not to any particular section or subsection hereof; (v) references to Sections refer to the Sections of this Agreement; (vi) the singular number includes the plural number and vice versa and reference to any gender includes each other gender; (vii) a “writing” shall include an electronic transmission; (viii) references to days are specifically to calendar days; and (ix) references to the termination of a contract (including this Agreement), period (including the Term) or relationship includes the expiration thereof. The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.
(n)Enforceability. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise.
(o)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument. This Agreement (or any such counterpart) may be executed by electronic signature (including any electronic signature complying with the ESIGN Act of 2000, such as www.docusign.com) or delivered by electronic transmission (including by facsimile or electronic mail), and when so executed or delivered shall have been duly and validly executed or delivered, and be valid and effective, for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first set forth above.

“Employer”	FLOORING LIQUIDATORS, INC. By: /s/ Chris Nichols Chris Nichols Chief Executive Officer
“Employee”	/s/ Stephen J. Kellogg Stephen J. Kellogg